Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2022 RESULTS
Fourth quarter revenue increased 30% to $2.8 billion. GAAP EPS of $0.94, adjusted EPS of $4.40
Full year revenue increased 30% to $8.1 billion. GAAP EPS of $6.68, adjusted EPS of $10.07

Vancouver, British Columbia - March 28, 2023 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended January 29, 2023.
Calvin McDonald, Chief Executive Officer, stated: "In the fourth quarter and full year 2022, we delivered strong results across the business driven by our innovative products, powerful guest experiences, and strategic market expansion. Our continued high level of performance is a reflection of the hard work and agility of our incredible teams and the deep connections they create with our guests and communities around the world. As we enter 2023, we look forward to another year of strong momentum across the globe and delivering on our Power of Three ×2 growth plan."
The adjusted non-GAAP financial measures below exclude impairment and other charges related to MIRROR, acquisition related costs, the gain on the sale of an administrative office building, and the related tax effects.
For the fourth quarter of 2022, compared to the fourth quarter of 2021:
•Net revenue increased 30% to $2.8 billion, or increased 33% on a constant dollar basis.
–Net revenue increased 29% in North America and increased 35% internationally.
•Total comparable sales increased 27%, or 30% on a constant dollar basis.
–Comparable store sales increased 15%, or 17% on a constant dollar basis.
–Direct to consumer net revenue increased 37%, or 39% on a constant dollar basis.
•Direct to consumer net revenue represented 52% of total net revenue compared to 49% for the fourth quarter of 2021.
•Gross margin decreased 300 basis points to 55.1%. Adjusted gross margin decreased 70 basis points to 57.4%.
•Income from operations decreased 47% to $314.4 million. Adjusted income from operations increased 33% to $785.3 million.
•Operating margin decreased to 11.3% from 27.7% in the fourth quarter of 2021. Adjusted operating margin increased 50 basis points to 28.3%.
•The effective income tax rate for the fourth quarter of 2022 was 62.3% compared to 26.4% for the fourth quarter of 2021. The adjusted effective tax rate was 28.7% for the fourth quarter of 2022 compared to 26.4% for the fourth quarter of 2021.
•The Company recognized post-tax impairment and other charges related to MIRROR totaling $442.7 million during the fourth quarter.
•Diluted earnings per share were $0.94 compared to $3.36 in the fourth quarter of 2021. Adjusted diluted earnings per share for the fourth quarter of 2022 were $4.40 compared to $3.37 in the fourth quarter of 2021.
•The Company repurchased 0.2 million shares of its own common stock at an average price of $323.14 per share for a cost of $68.7 million.
•The Company opened 32 net new company-operated stores during the quarter, ending with 655 stores.
For 2022 compared to 2021:
•Net revenue increased 30% to $8.1 billion, or increased 32% on a constant dollar basis.
–Company operated store net revenue increased 29%.
–Net revenue increased 29% in North America and increased 35% internationally.
•Total comparable sales increased 25%, or 28% on a constant dollar basis.

–Comparable store sales increased 16%, or 19% on a constant dollar basis.
–Direct to consumer net revenue increased 33%, or 35% on a constant dollar basis.
•Direct to consumer net revenue represented 46% of total net revenue compared to 44% for 2021.
•Gross margin decreased 230 basis points to 55.4%. Adjusted gross margin decreased 150 basis points to 56.2%.
•Income from operations was consistent at $1.3 billion. Adjusted income from operations increased 30% to $1.8 billion.
•Operating margin decreased to 16.4% from 21.3% in 2021. Adjusted operating margin increased 10 basis points to 22.1%.
•The effective income tax rate was 35.9% for 2022 compared to 26.9% for 2021. The adjusted effective tax rate was 28.1% for 2022 compared to 26.2% for 2021.
•Diluted earnings per share were $6.68 compared to $7.49 in 2021. Adjusted diluted earnings per share were $10.07 in 2022 compared to $7.79 in 2021.
•The Company repurchased 1.4 million shares of its own common stock at an average price of $317.89 per share for a cost of $443.6 million.
•The Company opened 81 net new company-operated stores during the year, ending with 655 stores.
Meghan Frank, Chief Financial Officer, stated: "We are pleased with our performance in the fourth quarter, which remained balanced across product category, channel, and regions. Our ability to exceed our annual revenue target in a dynamic operating environment is a testament to the enduring strength of the lululemon brand. Looking ahead, we remain optimistic regarding our ability to deliver sustained growth and long-term value for all our stakeholders."
Balance sheet highlights
The Company ended 2022 with $1.2 billion in cash and cash equivalents compared to $1.3 billion at the end of 2021. It had $393.5 million of capacity under its committed revolving credit facility at the end of 2022.
Inventories at the end of 2022 increased by 50% to $1.4 billion compared to $966.5 million at the end of 2021. This is inclusive of a $62.9 million provision against inventory related to lululemon Studio, which reduced the inventory growth rate by seven percentage points.
Membership and lululemon Studio (formerly known as MIRROR)
Building on the two-tier membership program launched in October 2022, the Company will be expanding the lululemon Studio premium tier by enabling guests to access its digital fitness content via a new app, launching in summer 2023, for a lower monthly fee.
The Company is evolving its Studio strategy and will focus on digital app-based services. It will continue to provide in-home hardware and content for members who own or would like to purchase a lululemon Studio Mirror and currently there are no changes planned for the free, Essentials tier of the membership program which continues to experience robust growth in new members.
The Company believes this strategy will create efficiencies and enable more guests to experience the full range of digital fitness content, while also building a larger community of guests with a deeper connection to lululemon.
Fiscal 2023 Outlook
For the first quarter of fiscal 2023, we expect net revenue to be in the range of $1.890 billion to $1.930 billion, representing growth of approximately 18%. Diluted earnings per share are expected to be in the range of $1.93 to $2.00 for the quarter. This guidance assumes a 30% tax rate.
For fiscal 2023, we expect net revenue to be in the range of $9.300 billion to $9.410 billion, representing growth of approximately 15%. Diluted earnings per share are expected to be in the range of $11.50 to $11.72 for the year. This guidance assumes a 30% tax rate.
The guidance does not reflect potential future repurchases of the Company's shares.

The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and does not incorporate future unknown impacts, including macroeconomic trends and further resurgences in COVID-19. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Power of Three x2
The Company's Power of Three x2 growth plan calls for a doubling of the business from 2021 net revenue of $6.25 billion to $12.5 billion by 2026. The key pillars of the plan are product innovation, guest experience, and market expansion and the growth strategy includes a plan to double men's, double direct to consumer, and quadruple international net revenue relative to 2021.
Conference Call Information
A conference call to discuss 2022 results is scheduled for today, March 28, 2023, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https://corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures. A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates.
Adjusted gross profit, gross margin, income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude the impairment and other charges recognized for our lululemon Studio business unit (formerly MIRROR), the gain on disposal of assets for the sale of an administrative office building, the MIRROR acquisition-related expenses, and the related income tax effects of these items.
The Company believes these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in its operating performance, and enable a comparison to its historical financial information. Further, due to the finite and discrete nature of these items, it does not consider them to be normal operating expenses that are necessary to operate the business, or impairments or disposal gains that are expected to arise in the normal course of our operations. Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures"

included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; changes in consumer shopping preferences and shifts in distribution channels; the acceptability of its products to guests; its highly competitive market and increasing competition; increasing costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; its ability to accurately forecast guest demand for its products; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; disruptions of its supply chain; its reliance on a relatively small number of vendors to supply and manufacture a significant portion of its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global or regional health events such as the current COVID-19 pandemic and related government, private sector, and individual consumer responsive actions; global economic and political conditions; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
lululemon athletica inc.
Madi Wallace
1-604-732-6124

lululemon athletica inc.
The fiscal year ended January 29, 2023 is referred to as "2022", the fiscal year ended January 30, 2022 is referred to as "2021", and the fiscal year ended February 2, 2020 is referred to as "2019". The Company's next fiscal year ends on January 28, 2024 and is referred to as "2023."
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Fourth Quarter		Fiscal Year
	2022	2021	2022	2021
Net revenue	$2,771,838	$2,129,113	$8,110,518	$6,256,617
Costs of goods sold	1,244,219	892,941	3,618,178	2,648,052
Gross profit	1,527,619	1,236,172	4,492,340	3,608,565
As a percent of net revenue	55.1%	58.1%	55.4%	57.7%
Selling, general and administrative expenses	803,107	641,959	2,757,447	2,225,034
As a percent of net revenue	29.0%	30.2%	34.0%	35.6%
Amortization of intangible assets	2,173	2,197	8,752	8,782
Impairment of goodwill and other assets	407,913	—	407,913	—
Acquisition-related expenses	—	1,460	—	41,394
Gain on disposal of assets	—	—	(10,180)	—
Income from operations	314,426	590,556	1,328,408	1,333,355
As a percent of net revenue	11.3%	27.7%	16.4%	21.3%
Other income (expense), net	3,709	176	4,163	514
Income before income tax expense	318,135	590,732	1,332,571	1,333,869
Income tax expense	198,324	156,228	477,771	358,547
Net income	$119,811	$434,504	$854,800	$975,322

Basic earnings per share	$0.94	$3.37	$6.70	$7.52
Diluted earnings per share	$0.94	$3.36	$6.68	$7.49
Basic weighted-average shares outstanding	127,456	129,015	127,666	129,768
Diluted weighted-average shares outstanding	127,802	129,508	128,017	130,295

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	January 29, 2023	January 30, 2022
ASSETS
Current assets
Cash and cash equivalents	$1,154,867	$1,259,871
Inventories	1,447,367	966,481
Prepaid and receivable income taxes	185,641	118,928
Other current assets	371,578	269,573
Total current assets	3,159,453	2,614,853
Property and equipment, net	1,269,614	927,710
Right-of-use lease assets	969,419	803,543
Goodwill and intangible assets, net	46,105	458,179
Deferred income taxes and other non-current assets	162,447	138,193
Total assets	$5,607,038	$4,942,478
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$172,732	$289,728
Accrued liabilities and other	399,223	330,800
Accrued compensation and related expenses	248,167	204,921
Current lease liabilities	207,972	188,996
Current income taxes payable	174,221	133,852
Unredeemed gift card liability	251,478	208,195
Other current liabilities	38,405	48,842
Total current liabilities	1,492,198	1,405,334
Non-current lease liabilities	862,362	692,056
Non-current income taxes payable	28,555	38,074
Deferred income tax liability	55,084	53,352
Other non-current liabilities	20,040	13,616
Stockholders' equity	3,148,799	2,740,046
Total liabilities and stockholders' equity	$5,607,038	$4,942,478

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Fiscal Year
	2022	2021
Cash flows from operating activities
Net income	$854,800	$975,322
Adjustments to reconcile net income to net cash provided by operating activities	111,663	413,786
Net cash provided by operating activities	966,463	1,389,108
Net cash used in investing activities	(569,937)	(427,891)
Net cash used in financing activities	(467,487)	(844,987)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(34,043)	(6,876)
Increase (decrease) in cash and cash equivalents	(105,004)	109,354
Cash and cash equivalents, beginning of year	$1,259,871	$1,150,517
Cash and cash equivalents, end of year	$1,154,867	$1,259,871

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue.
The below changes show the change for the fourth quarter of 2022 compared to fourth quarter of 2021.

	Net Revenue	Total Comparable Sales(1),(2)	Comparable Store Sales(2)	Direct to Consumer Net Revenue
Change	30%	27%	15%	37%
Adjustments due to foreign currency exchange rate changes	3	3	2	2
Change in constant dollars	33%	30%	17%	39%
The below changes show the change for 2022 compared to 2021.

	Net Revenue	Total Comparable Sales(1),(2)	Comparable Store Sales(2)	Direct to Consumer Net Revenue
Change	30%	25%	16%	33%
Adjustments due to foreign currency exchange rate changes	2	3	3	2
Change in constant dollars	32%	28%	19%	35%
__________
(1) Total comparable sales includes comparable store sales and direct to consumer net revenue.
(2) Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable store sales exclude sales from stores which have been temporarily relocated for renovations or have been temporarily closed.

Adjusted financial measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjusted non-GAAP financial measures below exclude impairment and other charges related to lululemon Studio (formerly MIRROR), the gain on the sale of an administrative office building, certain costs incurred in connection with the acquisition of MIRROR, and the related tax effects. Please refer to Note 5. Property and Equipment, Note 8. Impairment of Goodwill and Other Assets, and Note 9. Acquisition-Related Expenses included in Item 8 of Part II of our Report on Form 10-K to be filed with the SEC on or about March 28, 2023 for further information on the nature of these amounts.
lululemon Studio (formerly MIRROR) related impairment and other assets
The adjustments in the fourth quarter of 2022 include impairment and other charges recognized in relation to lululemon Studio. Impairment testing was completed as of January 29, 2023 and this resulted in the impairment of goodwill, certain long lived assets, and a provision for hardware inventory.

	Fourth Quarter 2022
	Gross Profit	Gross Margin	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$1,527,619	55.1%	$314,426	11.3%	$198,324	62.3%	$119,811	$0.94
lululemon Studio related charges:
Obsolescence provision	62,928	2.3	62,928	2.3			62,928	0.49
Impairment of goodwill			362,492	13.1			362,492	2.83
Impairment of intangible assets			40,585	1.4			40,585	0.32
Impairment of property and equipment			4,836	0.2			4,836	0.04
Tax effect of the above					28,171	(33.6)	(28,171)	(0.22)
	62,928	2.3	470,841	17.0	28,171	(33.6)	442,670	3.46
Adjusted results (non-GAAP)	$1,590,547	57.4%	$785,267	28.3%	$226,495	28.7%	$562,481	$4.40

	Fiscal 2022
	Gross Profit	Gross Margin	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$4,492,340	55.4%	$1,328,408	16.4%	$477,771	35.9%	$854,800	$6.68
lululemon Studio charges:
Obsolescence provision	62,928	0.8	62,928	0.8			62,928	0.49
Impairment of goodwill			362,492	4.4			362,492	2.83
Impairment of intangible assets			40,585	0.5			40,585	0.32
Impairment of property and equipment			4,836	0.1			4,836	0.04
Tax effect of the above					28,171	(7.8)	(28,171)	(0.22)
	62,928	0.8	470,841	5.8	28,171	(7.8)	442,670	3.46
Gain on disposal of assets			(10,180)	(0.1)			(10,180)	(0.08)
Tax effect of the above					(1,661)	—	1,661	0.01
Adjusted results (non-GAAP)	$4,555,268	56.2%	$1,789,069	22.1%	$504,281	28.1%	$1,288,951	$10.07

	Fourth Quarter 2021
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$590,556	27.7%	$156,228	26.4%	$434,504	$3.36
Transaction and integration costs	1,130	0.1			1,130	0.01
Acquisition-related compensation	330	—			330	—
Tax effect of the above			—	—	—	—
Adjusted results (non-GAAP)	$592,016	27.8%	$156,228	26.4%	$435,964	$3.37

	Fiscal 2021
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$1,333,355	21.3%	$358,547	26.9%	$975,322	$7.49
Transaction and integration costs	2,989	—			2,989	0.02
Acquisition-related compensation	38,405	0.7			38,405	0.29
Tax effect of the above			1,417	(0.7)	(1,417)	(0.01)
Adjusted results (non-GAAP)	$1,374,749	22.0%	$359,964	26.2%	$1,015,299	$7.79

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter 2022	574	6	1	579
2nd Quarter 2022	579	22	1	600
3rd Quarter 2022	600	25	2	623
4th Quarter 2022	623	34	2	655

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
1st Quarter 2022	2,125	32	2	2,155
2nd Quarter 2022	2,155	105	2	2,258
3rd Quarter 2022	2,258	139	7	2,390
4th Quarter 2022	2,390	189	4	2,575
__________
(1) Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2) Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.